Exhibit 3.1.4

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ATRICURE, INC.

AtriCure, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:	That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted proposing and declaring advisable that the Certificate of Incorporation of the Corporation be amended by deleting Article IV thereof and substituting therefor for the new Article IV set forth on Exhibit A attached hereto (the “Amendment”) and that Amendment be submitted to the stockholders of the Corporation for their consideration.

SECOND:	That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to the Amendment in accordance with the provisions of section 228 of the General Corporation Law of the State of Delaware, and written notice of the adoption of the Amendment is being given as provided in section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

THIRD:	That the Amendment was duly adopted in accordance with the applicable provisions of sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, AtriCure, Inc. has caused this certificate to be signed by its President this 27th day of July, 2005.

ATRICURE, INC.

By:	/s/ David J. Drachman
Name:	David J. Drachman
Title:	President & Chief Executive Officer

EXHIBIT A

IV.

The total number of shares of all classes of stock which the Corporation has authority to issue is 16,768,582 shares, consisting of (i) 10,526,315 shares of Common Stock, par value $.001 per share (the “Common Stock”), and (ii) 6,242,267 shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”), of which 2,182,547 shares are designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and 4,059,720 shares are designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”).

Notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the sum of the number of shares of Common Stock then outstanding and the number of shares of Common Stock to be reserved pursuant to Subsection 2(l) below) by the affirmative vote of the holders of a majority of the stock of the Corporation (voting together on an as-if converted basis).

Immediately upon the filing of this Certificate of Amendment of Certificate of Incorporation, (i) each 3.8 outstanding shares of the Corporation’s Common Stock (formerly par value $.0001 per share) will be combined and converted into one (1) fully paid and nonassessable share of Common Stock (par value $.001 per share), (ii) each 3.8 outstanding shares of the Corporation’s Series A Preferred Stock (formerly par value $.0001 per share) will be combined and converted into one (1) fully paid and nonassessable share of Series A Preferred Stock (par value $.001 per share), and (iii) each 3.8 outstanding shares of the Corporation’s Series B Preferred Stock (formerly par value $.0001 per share) will be combined and converted into one (1) fully paid and nonassessable share of Series B Preferred Stock (par value $.001 per share) (the occurrence of all combinations and conversions set forth in (i)-(iii), the “Reverse Split”). No fractional shares shall be issued upon the Reverse Split. In lieu of the issuance of fractional shares and in accordance with Section 155 of the General Corporation Law, the Corporation shall pay in cash the fair value of such fraction of a share immediately upon the consummation of the Reverse Split. Each outstanding stock certificate of the Corporation, which represented one or more shares of the Corporation’s Common Stock, Series A Preferred Stock or Series B Preferred Stock, as the case may be, shall immediately after the Reverse Split represent that number of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock, as applicable, equal to the quotient obtained by dividing (x) the number of shares of stock represented on such certificates by (y) 3.8, rounded down to the nearest whole number (such adjusted shares, the “Split Shares”).

The Corporation shall, upon the request of a record holder of a certificate representing shares of the Common Stock, Series A Preferred Stock or Series B Preferred Stock of the Corporation issued and outstanding immediately before the date hereof, issue and deliver to such holder in exchange for such certificate a new certificate or certificates representing the Split Shares.

All numbers of shares, and all amounts stated on a per share basis, contained in this Amended and Restated Certificate of Incorporation, are stated after giving effect to the Reverse Split, and no further adjustment shall be made as a consequence thereof.

The powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class or series of stock of the Corporation shall be as follows:

Section 1. Liquidation Rights.

(a) Liquidation Payments.

(i) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any other stock of the Corporation, (a) the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock an amount equal to $2.394 per share of Series A Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Series A Preferred Stock; such price per share, the “Original Series A Per Share Price”), plus all dividends accrued or declared thereon but unpaid (if any), to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up, and (b) the holders of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock an amount equal to $5.434 per share of Series B Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Series B Preferred Stock; such price per share, the “Original Series B Per Share Price”), plus all dividends accrued or declared thereon but unpaid (if any), to and including the date full payment shall be tendered to the holders of the Series B Preferred Stock with respect to such liquidation, dissolution or winding up.

If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series A Preferred Stock and Series B Preferred Stock of all amounts distributable to them under this Subsection 1(a)(i), then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Subsection 1(a)(i).

No payment shall be made with respect to the Common Stock unless and until full payment has been made to the holders of the Preferred Stock of the amounts that they are entitled to receive under this Subsection 1(a)(i).

(ii) After the payments described in Subsection 1(a)(i) shall have been made in full to the holders of the Preferred Stock, or funds necessary for such payments shall have been set aside by the Corporation in trust for the account of holders of Preferred Stock, the remaining assets available for distribution shall be distributed among the holders of the Common Stock, Series A Preferred Stock and Series B Preferred Stock ratably in proportion to the number of shares of Common Stock then held by them or issuable to them upon conversion of the Series A Preferred Stock or Series B Preferred Stock then held by them. Such ratable distribution of the remaining assets shall continue until such time as (x) the holders of the Series A Preferred Stock have received aggregate distributions under Subsections 1(a)(i) and 1(a)(ii) equal to $7.182 per share (in the case of the cessation of participation of the holders of Series A Preferred Stock) and (y) the holders of the Series B Preferred Stock have received aggregate distributions under Subsections 1(a)(i) and 1(a)(ii) equal to $16.302 per share (in the case of the cessation of participation of the holders of Series B Preferred Stock). After such time as the holders of the Series A Preferred Stock and the Series B Preferred Stock have received distributions totaling $7.182 per share and $16.302 per share, respectively, all remaining assets shall be distributed ratably exclusively to the holders of the Common Stock (and not to any holders of Preferred Stock).

(iii) Upon conversion of shares of Preferred Stock into shares of Common Stock pursuant to Section 2 below, the holders of such Common Stock shall not be entitled to any preferential payment or distribution in case of any liquidation, dissolution or winding up, but shall share ratably in any distribution of the assets of the Corporation to all the holders of Common Stock.

(iv) The amounts payable with respect to shares of Preferred Stock under this Subsection 1(a) are sometimes hereinafter referred to as “Liquidation Payments.”

(v) Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(b) Distributions Other than Cash Whenever the distributions provided for in this Section 1 shall be payable in property other than cash, the value of such distributions shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation. The Corporation shall give prompt written notice of such valuation to each holder of Preferred Stock. Any securities shall be valued as follows:

(i) If traded on a securities exchange or through the NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the distribution;

(ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution;

(iii) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors; and

(iv) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be made with an appropriate discount from the market value determined as above to reflect the approximate fair market value thereof, as determined by the Board of Directors.

(c) Merger as Liquidation, etc. The merger or consolidation of the Corporation into or with another corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) in voting power of the capital stock of the surviving corporation, in which case the provisions of Subsection 2(h) shall apply), the closing of any transaction, or series of transactions, in which more than fifty percent (50%) of the voting power of the Corporation is sold to another corporation or entity or the sale of all, or substantially all, of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Section 1, unless the holders of (i) at least sixty percent (60%) of the then issued and outstanding shares of Series A Preferred Stock; and (ii) at least a majority in interest of the then issued and outstanding shares of Series B Preferred Stock, each such series voting as separate classes, elect to the contrary, such election to be made by giving written notice thereof to the Corporation at least five (5) days before the effective date of such event. If such notice is given with respect to the Series A Preferred Stock and Series B Preferred Stock, the provisions of Subsection 2(h) shall apply to such Preferred Stock. Unless such election is made by the requisite holders of a series of Preferred Stock, any amounts received by the holders of such series of Preferred Stock as a result of such merger or consolidation shall be deemed to be applied toward, and all consideration received by the Corporation in such asset sale together with all other available assets of the Corporation shall be distributed toward, the Liquidation Payments in the order of preference set forth in Subsection 1(a).

(d) Notice. Notice of any proposed liquidation, dissolution or winding up of the affairs of the Corporation (including any merger, consolidation, sale of capital stock or sale of assets which may be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation under Subsection 1(c)), stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be given to the holders of record of Preferred Stock not less than thirty (30) days prior to the payment date stated therein. Any holder of outstanding shares of Preferred Stock may waive notice required by this Subsection by a written document specifically indicating such waiver.

Section 2. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert; Conversion Price. Each share of Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the principal executive office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Issuance Price by the Conversion Price for such series, determined as hereinafter provided, in effect at the time of conversion. The “Issuance Price” shall be $2.394 per share for the Series A Preferred Stock and $5.434 per share for the Series B Preferred Stock. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Preferred Stock without the payment of any additional consideration by the holder thereof (the “Conversion Price”) shall initially be $2.394 per share of Common Stock for the Series A Preferred Stock and $5.434 per share of Common Stock for the Series B Preferred Stock subject, in each case, to adjustment in order to adjust the number of shares of Common Stock into which the Preferred Stock is convertible, as hereinafter provided. All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.

(b) Automatic Conversion.

(i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock, based on the Conversion Price then in effect for such series of Preferred Stock, upon the closing of a firm commitment underwritten public offering (a “Qualified Public Offering”) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”), covering the offer and sale of Common Stock for the account of the Corporation to the public at an offering price per share (prior to underwriter commissions and discounts) of (x) if such closing occurs on or prior to November 1, 2005, such amount therefor approved by the Corporation’s Board of Directors or Pricing Committee or (y) if such closing occurs after November 1, 2005, not less than $16.30 (as adjusted to reflect any stock dividends, distributions, combinations, reclassifications or other like transactions effected by the Corporation in respect of its Common Stock) and with proceeds (after deduction of underwriters’ commissions and expenses) to the Corporation, in the case of either (x) or (y), of not less than $30,000,000.00 (in the event of which Qualified Public Offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted the Preferred Stock until the closing of such Qualified Public Offering). Notwithstanding the foregoing, a registration relating solely to a transaction under Rule 145 under the Act (or any successor thereto) or to an employee benefit plan of the Corporation shall not be deemed to be a Qualified Public Offering causing the automatic conversion of the Preferred Stock into shares of Common Stock.

(ii) With respect to the Series A Preferred Stock, each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock, based on the Conversion Price then in effect for the Series A Preferred Stock, upon the written election of the holders of not less than sixty percent (60%) of the then issued and outstanding shares of Series A Preferred

Stock, voting as a separate class. With respect to the Series B Preferred Stock, each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock, based on the Conversion Price then in effect for the Series B Preferred Stock, upon the written election of the holders of not less than fifty percent (50%) of the then issued and outstanding shares of Series B Preferred Stock, voting as a separate class.

(c) Mechanics of Automatic Conversions. Upon the occurrence of either of the events specified in Subsection 2(b), the outstanding shares of the applicable series of Preferred Stock shall be converted automatically without any further action by the holders of shares of such series and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, that all holders of shares of Preferred Stock being converted shall be given written notice of the occurrence of the event specified in Subsection 2(b) triggering such conversion, including the date such event occurred (the “Automatic Conversion Date”), and the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock being converted are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or any transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. On the Automatic Conversion Date, all rights with respect to the series of Preferred Stock so converted, shall terminate, except any of the rights of the holder thereof, upon surrender of the holder’s certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such series of Preferred Stock has been converted, together with cash in an amount equal to all dividends declared but unpaid on, and any and all other amounts owing with respect to, the shares of Preferred Stock converted to and including the time of conversion. Upon the automatic conversion of any Preferred Stock, the holders of such series of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or of its transfer agent. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by the holder’s attorney duly authorized in writing. Upon surrender of such certificates there shall be issued and delivered to such holder, promptly at such office and in the holder’s name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock so surrendered were convertible on the date on which such automatic conversion occurred, together with cash in an amount equal to all dividends declared but unpaid on, and any and all other amounts owing with respect to, the shares of Preferred Stock converted to and including the time of conversion. No fractional share of Common Stock shall be issued upon automatic conversion of any Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock on the Automatic Conversion Date, as determined in good faith by the Corporation’s Board of Directors.

(d) Mechanics of Optional Conversions. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock pursuant to Subsection

2(a), the holder shall surrender the certificate or certificates therefor at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the holder’s name or the name or names of the holder’s nominees in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. On the date of conversion, all rights with respect to the Preferred Stock so converted, shall terminate, except any of the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted and cash in an amount equal to all dividends declared but unpaid on, and any and all other amounts owing with respect to, the shares of Preferred Stock being converted to and including the time of conversion. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by the holder’s attorney duly authorized in writing. No fractional share of Common Stock shall be issued upon optional conversion of any Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then current fair market value of one share of Common Stock, as determined in good faith by the Corporation’s Board of Directors. The Corporation shall, as soon as practicable (but in no event later than five (5) business days) after surrender of the certificate or certificates for conversion, issue and deliver at such office to such holder of Preferred Stock, or to the holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share and cash in an amount equal to all dividends declared but unpaid thereon and any and all other amounts owing with respect thereto at such time. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(i) If the conversion is in connection with an underwritten offering of securities pursuant to the Act the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(ii) If the conversion is in connection with a liquidation described in Subsection 1(c) above, the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the consummation of the liquidation, in which event the person(s) entitled to receive the Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the consummation of the liquidation.

(e) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Subsection 2(e), the following definitions shall apply:

(1) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(2) “Original Issue Date” shall mean the first date on which a share of Series B Preferred Stock was issued.

(3) “Convertible Securities” shall mean any evidences of indebtedness, shares of capital stock (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 2(e)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than:

(A) all shares of Common Stock issuable upon conversion of, or as a dividend upon, shares of Preferred Stock;

(B) 1,342,105 shares of Common Stock reserved in connection with Options issued or to be issued under the Corporation’s 2001 Stock Option Plan, as amended or restated, to officers, directors, employees, advisors or consultants of the Corporation, which number of reserved shares may be increased by the approval of at least a majority of the Corporation’s Board of Directors (provided that such majority includes all directors elected exclusively by the holders of Preferred Stock in accordance with Section 5(b)(i) and 5(b)(ii) (the “Preferred Directors”)); notwithstanding the foregoing, any shares of Common Stock issued or deemed to be issued primarily for equity financing purposes shall be Additional Shares of Common Stock;

(C) all shares of Common Stock issued or issuable to financial institutions, equipment lessors or other commercial lenders in connection with commercial credit agreements, equipment financings or other similar financings, which are approved by at least a majority of the Corporation’s Board of Directors (provided that such majority includes all Preferred Directors); notwithstanding the foregoing, any shares of Common Stock issued or deemed to be issued primarily for equity financing purposes shall be Additional Shares of Common Stock;

(D) all shares of Common Stock issued or issuable pursuant to agreements to license technology and/or provide sponsored research, which are approved by at least a majority of the Corporation’s Board of Directors (provided that such majority includes all Preferred Directors); notwithstanding the foregoing, any shares of Common Stock issued or deemed to be issued primarily for equity financing purposes shall be Additional Shares of Common Stock; and

(E) for which adjustment to the Conversion Price for such series of Preferred Stock is made pursuant to Subsection 2(e)(vi).

(ii) No Adjustment of Conversion Price. Except as set forth in Subsection 2(e)(vi), no adjustment in the number of shares of Common Stock into which each share of Preferred Stock is convertible shall be made, by adjustment of the Conversion Price for such series of Preferred Stock, in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock (determined pursuant to Subsection 2(e)(v)) issued or deemed to be issued by the Corporation is less than the Conversion Price for such series of Preferred Stock in effect on the date of, and immediately prior to, the issue of such Additional Share of Common Stock.

(iii) Deemed Issue of Additional Shares of Common Stock.

(1) Options and Convertible Securities. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price as adjusted upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be readjusted to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any decrease in the consideration payable to the Corporation, or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price as adjusted upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such decrease or increase becoming effective, be readjusted to reflect such decrease or increase insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(D) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price as adjusted upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be readjusted as if:

(I) in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(II) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Subsection 2(e)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(E) no readjustment pursuant to this Section 2(e) shall have the effect of increasing the applicable Conversion Price for a series of Preferred Stock; and

(F) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Subsection 2(e)(iii) as of the actual date of their issuance.

(2) Stock Dividends, Stock Distributions and Subdivisions. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued with respect to the Preferred Stock:

(A) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution; or

(B) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

If such record date shall have been fixed and no part of such dividend or distribution shall have been paid on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Subsection 2(e)(iii) as of the time of actual payment of such dividend or distribution.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event that at any time or from time to time after the Original Issue Date, the Corporation shall issue Additional Shares of Common Stock (including, without limitation, Additional Shares of Common Stock deemed to be issued pursuant to Subsection 2(e)(iii)(1) but excluding Additional Shares of Common Stock deemed to be issued pursuant to Subsection 2(e)(iii)(2), which event is dealt with in Subsection 2(e)(vi)(1)), without consideration or for a consideration per share less than the Conversion Price for Series A Preferred Stock or Series B Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, the then-existing Conversion Price for such affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price determined in accordance with the following formula:

	NCP	=	P1 Q1 + AC
Q1 + Q2
where:

	NCP	=	New Conversion Price.

	P1	=	Conversion Price in effect immediately prior to new issue.

	Q1	=	Number of shares of Common Stock outstanding, or deemed to be outstanding as set forth below, immediately prior to such issue.

	AC	=	The aggregate consideration received by the Corporation for the shares of Common Stock issued, or deemed to have been issued, in the subject transaction.

	Q2	=	Number of shares of Common Stock issued, or deemed to have been issued, in the subject transaction.

provided, that for the purpose of this Subsection 2(e)(iv), all shares of Common Stock issuable upon conversion of shares of Preferred Stock outstanding immediately prior to such issue shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Subsection 2(e)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this Subsection 2(e), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property: Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amounts of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Corporation’s Board of Directors; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Corporation’s Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 2(e)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Adjustment for Dividends, Distributions, Subdivisions, Combinations or Consolidations of Common Stock.

(1) Stock Dividends, Distributions or Subdivisions. In the event the Corporation shall be deemed to issue Additional Shares of Common Stock pursuant to

Subsection 2(e)(iii)(2) in a stock dividend, stock distribution or subdivision, the Conversion Price in effect immediately before such deemed issuance shall, concurrently with the effectiveness of such deemed issuance, be proportionately decreased.

(2) Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(f) Adjustments for Certain Dividends and Distributions. In the event that at any time or from time to time after the Original Issue Date the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in assets or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted in this Section 2, then and in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of assets or securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such assets or securities receivable by them as aforesaid during such period, giving application during such period to all adjustments called for herein.

(g) Adjustment for Reclassification, Exchange, or Substitution. In the event that at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or series of stock or other securities or property, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a merger, consolidation, or sale of assets provided for below), then and in each such event the holder of Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by the holder of a number of shares of Common Stock equal to the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(h) Adjustment for Merger, Consolidation or Sale of Assets. In the event that at any time or from time to time after the Original Issue Date, the Corporation shall merge or consolidate with or into another entity or sell all or substantially all of its assets (other than a consolidation, merger or sale which is treated as a liquidation with respect to the Preferred Stock pursuant to Subsection 1(c)), each share of Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such shares of Preferred Stock would have been entitled to receive upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Corporation’s

Board of Directors) shall be made in the application of the provisions set forth in this Section 2 with respect to the rights and interest thereafter of the holders of such Preferred Stock, to the end that the provisions set forth in this Section 2 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of such Preferred Stock.

(i) No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 2, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and mail to each affected holder of Preferred Stock, by first class mail, postage prepaid, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The certificate shall set forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of each share of Preferred Stock affected.

(k) Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Preferred Stock:

(A) at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (i) and (ii) above; and

(B) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

(l) Common Stock Reserved. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(m) Certain Taxes. The Corporation shall pay any issue or transfer taxes payable in connection with the conversion of Preferred Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of the Preferred Stock.

(n) Closing of Books. The Corporation shall at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion or transfer of such Preferred Stock or Common Stock.

(o) Good Faith. If any event occurs as to which in the reasonable opinion of the Board of Directors of the Corporation, in good faith, the other provisions of this Section 2 are not strictly applicable but the lack of any adjustment in the Conversion Price would not in the reasonable opinion of the Board fairly protect the Conversion Rights of the holders of such Preferred Stock in accordance with the basic intent and principles of such provisions, or if strictly applicable would not fairly protect the Conversion Rights of the holders of such Preferred Stock in accordance with the basic intent and principles of such provisions, then the Board of Directors of the Corporation shall cause the Corporation forthwith to make such adjustment, if any, to the Conversion Price, on a basis consistent with the basic intent and principles of this Section 2, as it in good faith considers necessary to preserve, without dilution, the Conversion Rights of all the holders of such Preferred Stock.

Section 3. Redemption Event.

(a) Upon request in writing to the Corporation by either (y) the holders of at least 66 2/3% in interest of the then issued and outstanding shares of Series A Preferred Stock, making a request as a separate class or (z) the holders of at least a majority in interest of the then issued and outstanding shares of Series B Preferred Stock, making a request as a separate class (the holders of such requesting series of Preferred Stock, the “Requesting Holders,” and such request, an “Initial Redemption Request”), the Requesting Holders may cause the Corporation, on June 6, 2007 and on each of the first and second anniversaries thereof (each such date being referred to hereinafter as a “Redemption Date”), to redeem from all holders of such series of Preferred Stock, at the Original Series A Per Share Price or the Original Series B Per Share Price, as applicable, plus (i) any dividends declared or accrued but unpaid thereon, if any, and (ii) (x) if Series A Preferred Stock, an amount equal to fifteen percent (15%) per annum (by simple interest calculation) of the Original Series A Per Share Price from the date of May 25, 2001 through and until the applicable Redemption Date or (y) if Series B Preferred Stock, an amount equal to fifteen percent (15%) per annum (by simple interest calculation) of the Original Series B Per Share Price from the date of June 6, 2002 through and until the applicable Redemption Date (the redemption price for the Series A Preferred Stock or Series B Preferred Stock, as applicable, the “Redemption Price”), the following respective portions of the number of issued and outstanding shares of Preferred Stock held by all holders of such series of Preferred Stock on the applicable Redemption Date:

Redemption Date	Portion of Shares of Preferred Stock To Be Redeemed
June 6, 2007	33 1/3%
June 6, 2008	66 2/3%
June 6, 2009	100%

(b) If any of the outstanding shares of a particular series of Preferred Stock are redeemed by the Corporation pursuant to Subsection 3(a) above, then all outstanding shares of such series of Preferred Stock must be redeemed by the Corporation in accordance with Subsection 3(a). However, if the funds of the Corporation legally available for redemption of Preferred Stock on any Redemption Date are insufficient to redeem the entire number of shares of Preferred Stock required under this Section 3 to be redeemed on such date, then those funds which are legally available will be used to redeem the maximum possible number of such shares of Preferred Stock ratably on the basis of the number of shares of Preferred Stock which would be redeemed on such date if the funds of the Corporation legally available therefor had been sufficient to redeem the entire number of shares of Preferred Stock required to be redeemed on such date. At any time thereafter when additional funds of the Corporation become legally available for the redemption of Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of the shares which the Corporation was theretofore obligated to redeem, ratably on the basis set forth in the preceding sentence. The portion of the Redemption Price due but unpaid on any Redemption Date shall accrue interest at the rate of fifteen percent (15%) per annum until paid, and any payments by the Corporation shall be applied first to such interest and then to reducing the amount of the unpaid Redemption Price.

(c) The Corporation shall provide notice of its receipt of an Initial Redemption Request, specifying the time, manner and place of redemption and the Redemption Price (a “Redemption Notice”), by first class or registered mail, postage prepaid, to each holder of record of Preferred Stock at the address for such holder as last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), not less than thirty (30) days prior to the applicable Redemption Date. All holders of record of the series of Preferred Stock that did not make such Initial Redemption Request may nonetheless elect to become, together with the initial Requesting Holders, the “Requesting Holders” on such Redemption Date if written notice(s) is mailed to the Corporation, by first class or registered mail, postage prepaid, at least ten (10) days prior to applicable Redemption Date, which notice(s) includes the requisite percent of the then issued and outstanding shares of such series of Preferred Stock necessary to make an Initial Redemption Request pursuant to Subsection 3(a) above.

(d) Upon receipt by the Corporation of an Initial Redemption Request, the Corporation will become obligated to redeem on the applicable Redemption Date all then outstanding shares of the applicable series of Preferred Stock in accordance with Subsection 3(a) (other than the shares of such series of Preferred Stock as are duly converted pursuant to Section 2 hereof prior to the close of business on the fifth (5th) full day preceding the Redemption Date). Except as provided in Subsection 3(b) above, each Requesting Holder shall surrender to the Corporation on the applicable Redemption Date the certificate(s) representing the shares to be redeemed on such date, in the manner and at the place designated in the Redemption Notice. Thereupon, the Redemption Price shall be paid to the order of each such Requesting Holder and each certificate surrendered for redemption shall be canceled. In the case less than all Preferred Stock represented by any certificate is redeemed in any redemption pursuant to this Section 3, a new certificate will be issued representing the unredeemed Preferred Stock without cost to the holder thereof.

(e) Until a share of Preferred Stock is actually redeemed, each such share shall be entitled to any dividends declared upon such series of Preferred Stock and, until a share of Preferred Stock is actually redeemed, all rights of the holder of such share as a stockholder of the Corporation by reason of the ownership of such share (including, without limitation, voting rights and conversion rights) will continue in full force and effect.

Section 4. Restrictions.

(a) At any time when at least 263,158 shares of Preferred Stock are outstanding, except where the vote of the holders of a greater number of shares of Series A Preferred Stock and/or Series B Preferred Stock is required by law or by this Certificate of Incorporation, and in addition to any other vote required by law or by this Certificate of Incorporation, without the affirmative vote or written consent of both: (y) the holders of at least a majority in interest of the then issued and outstanding shares of Series A Preferred Stock; and (z) the holders of at least a majority in interest of the then issued and outstanding shares of Series B Preferred Stock, voting as separate classes, the Corporation will not:

(i) amend, alter or change the designation of any preferences, voting or other powers, qualifications, or special or relative rights or privileges of any series of Preferred Stock that adversely affects such Preferred Stock or the holders thereof;

(ii) increase or decrease (other than pursuant to a redemption or conversion contemplated by this Certificate of Incorporation) the authorized number of shares of any series of Preferred Stock;

(iii) create, authorize or issue any class or series of stock having any preference or priority over or being on a parity with any such preference or priority of any series of Preferred Stock or any security convertible into or exchangeable or exercisable for any such class a series of stock;

(iv) effect any license of the Corporation’s technology, other than in the ordinary course of business, in such a manner as to have the same economic effect as the sale of all or substantially all of the properties or assets of the Corporation;

(v) effect any liquidation, dissolution or winding up of the Corporation;

(vi) effect any sale, lease, assignment, transfer or other conveyance (other than the grant of a mortgage or security interest in connection with indebtedness for borrowed money) of all or substantially all of the properties or assets of the Corporation;

(vii) effect any amendment, alteration or change of this Certificate of Incorporation that adversely affects any of the rights of any series of Preferred Stock set forth in this Certificate of Incorporation or by law;

(viii) effect any redemption or repurchase with respect to any shares of Common Stock (except for acquisitions of Common Stock by the Corporation pursuant to agreements approved by the Corporation’s Board of Directors that permit the Corporation to repurchase such shares at no greater amount than their original purchase price upon termination of services to the Corporation or in exercise of the Corporation’s right of first refusal upon a proposed transfer);

(ix) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any shares of Preferred Stock otherwise than by redemption in accordance with Section 3 hereof or by conversion in accordance with Section 2 hereof;

(x) reissue any share of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise;

(xi) effect any reclassification or other change of any stock, or any recapitalization of the Corporation;

(xii) permit any subsidiary to issue or sell, or obligate itself to issue or sell, except to the Corporation or any of its wholly-owned subsidiaries, any stock of such subsidiary;

(xiii) change the authorized number of directors of the Corporation, or the number as to which the Preferred Stock has special voting rights, or the manner in which the Preferred Stock may exercise its special voting rights;

(xiv) effect any consolidation or merger involving the Corporation or any of its subsidiaries (not including a consolidation or merger involving only the Corporation and one or more of its wholly-owned subsidiaries and no other entities, or a consolidation or merger involving only two or more of the Corporation’s wholly-owned subsidiaries and no other entities); or

(xv) effect any transaction or series of transactions by which the Corporation issues securities having voting power in excess of fifty percent (50%) of the total voting power of all securities of the Corporation immediately prior to such transaction or transactions, or otherwise having the effect of transferring voting power in excess of fifty percent (50%) of the total voting power of all securities of the Corporation immediately prior to such transaction or transactions (for purposes of determining voting power for this subsection, all securities convertible into Common Stock shall be assumed to have been converted, and all options, warrants and other rights to acquire Common Stock or other securities convertible into Common Stock, whether then or at some time in the future, shall be assumed to have been exercised).

(b) Notwithstanding any other provision of this Certificate of Incorporation or the Corporation’s Bylaws to the contrary, written notice of any action specified in Subsection 4(a) shall be given to each holder of Preferred Stock entitled to vote or consent with respect to such action at least twenty (20) days before the date on which the books of the Corporation shall close or a record shall be taken with respect to such proposed action, or, if there shall be no such date, at least twenty (20) days before the date when such proposed action is scheduled to take place. Any holder of outstanding shares of Preferred Stock may waive any notice required by this Subsection 4(b) by a written document specifically indicating such waiver.

Section 5. Voting Rights.

(a) Voting by Preferred Stock and Common Stock. Except as otherwise required by law or set forth in this Certificate of Incorporation, the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to notice of any meeting of stockholders and shall vote together with the holders of Common Stock as a single class upon any matter submitted to the stockholders for a vote. With respect to all questions as to which, by law or by this Certificate of Incorporation, stockholders are required to vote by classes or series, each of the Series A Preferred Stock and Series B Preferred Stock shall vote as separate classes apart from the Common Stock. Shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock shall entitle the holders thereof to the following number of votes on any matter as to which they are entitled to vote:

(i) holders of Common Stock shall have one vote per share; and

(ii) holders of Series A Preferred Stock and Series B Preferred Stock shall have that number of votes per share as is equal to the number of shares of Common Stock (including fractions of a share) into which each such share of Series A Preferred Stock or Series B Preferred Stock (as the case may be) held by such holder could be converted on the date for determination of stockholders entitled to vote at the meeting or on the date of any written consent.

(b) Election of Directors.

(i) At each election of the Corporation’s directors, the holders of a majority in interest of the then issued and outstanding shares of Series A Preferred Stock (voting as a separate single class) will elect two (2) directors.

(ii) At each election of the Corporation’s directors, the holders of a majority in interest of the then issued and outstanding shares of Series B Preferred Stock (voting as a separate single class) will elect two (2) directors.

(iii) At each election of the Corporation’s directors, the holders of a majority in interest of the then issued and outstanding shares of Common Stock (voting as a separate single class, and excluding shares of Preferred Stock convertible into shares of Common Stock) will elect three (3) directors.

(iv) At each election of the Corporation’s directors, the holders of a majority in interest of the Common Stock, Series A Preferred, and Series B Preferred (voting as a single class on an as-converted basis), will elect one (1) director.

(v) Notwithstanding any Bylaw provisions to the contrary, only the stockholders entitled to elect a particular director shall be entitled to remove such director or to fill a vacancy in the seat formerly held by such director, all in accordance with the applicable provisions under Delaware law.

(c) Number of Board of Directors. Any provision of the Bylaws of the Corporation to the contrary notwithstanding, the number of directors constituting the entire Board of Directors of the Corporation may not be increased above eight (8) without the prior written consent of the holders of at least a majority of the then issued and outstanding shares of Series A Preferred Stock and Series B Preferred Stock (voting as a single class).

(d) Calling of Stockholder Meetings. In addition to any rights which may be available under the Corporation’s Bylaws or otherwise under law, the holders of not less than twenty-five percent (25%) in voting power of the then issued and outstanding shares of Series A Preferred Stock and Series B Preferred Stock (voting as a single class) shall be entitled to call meetings of the stockholders of the Corporation. Within five (5) business days after written application by such holders of Preferred Stock, the President or Secretary, or such other officer of the Corporation as may be authorized in the Bylaws of the Corporation to give notice of meetings of stockholders of the Corporation, shall notify each stockholder of the Corporation entitled to such notice of the date, time, place and purpose of such meeting. No meeting of stockholders called pursuant to this Subsection 5(d) shall take place more than fourteen (14) days after the date notice of such meeting is given.

(e) Vacancies on Board.

(i) In the case of any vacancy in the office of a director occurring among the directors elected by the holders of any series of Preferred Stock voting as a separate single class, the remaining director or directors so elected by the holders of such series of Preferred Stock may, by affirmative vote of a majority thereof (or the remaining director so elected if there is but one) elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. If there is no director remaining who had been elected by the holders of such series of Preferred Stock, then the holders of a majority of the shares of such series of Preferred Stock shall elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant.

(ii) In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Common Stock voting as a separate single class, the remaining director or directors so elected by the holders of the Common Stock may, by affirmative vote of a majority thereof (or the remaining director so elected if there is but one) elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. If there is no director remaining who had been elected by the holders of the Common Stock, then the holders of a majority of the shares of the Common Stock shall elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant.

(f) Termination of Certain Voting Rights. The method for election of directors set forth in Subsection 5(b) above, the restriction on the size of the Corporation’s Board of Directors set forth in Subsection 5(c) above and the ability of the holders of Preferred Stock to call a stockholder meeting set forth in Subsection 5(d) above shall all automatically terminate and be of no further force or effect upon the earliest to occur of (1) a Qualified Public Offering, (2) the merger or consolidation of the Corporation with or into any other corporation or entity that results in all Preferred Stock being converted into Common Stock (unless stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the surviving or acquiring corporation thereafter, and for the purposes of this calculation, voting securities of the surviving or acquiring corporation which any stockholder of the corporation owned immediately prior to such merger or consolidation as stockholders of another party to the transaction shall be disregarded) or (3) when less than 263,158 shares of Preferred Stock (excluding shares of Common Stock issued upon the conversion of any shares of Preferred Stock) are outstanding.

Section 6. Dividends.

(a) The holders of Preferred Stock shall be entitled to receive, when and if declared by the Corporation’s Board of Directors, out of any funds legally available therefor, preferential non-cumulative dividends in cash at the rate of (i) $0.19152 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares) per annum for each share of Series A Preferred Stock, and (ii) $0.43472 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares) per annum for each share of Series B Preferred Stock. Any such dividends shall be distributed ratably among the holders of Series A Preferred Stock and Series B Preferred Stock in proportion to the full amount each such holder is otherwise entitled to receive under this Subsection 6(a).

(b) No dividends or other distributions (whether payable in cash, securities, property or other assets) shall be paid on any Common Stock until (i) all dividends accrued or declared but unpaid on the Preferred Stock shall have been paid in full and (ii) in the event that the Corporation’s Board of Directors have not declared a dividend on the Preferred Stock during the then-current calendar year, all dividends are paid in full on the Preferred Stock as if such Board had declared a dividend on the Preferred Stock pursuant to Subsection 6(a) above during the then-current calendar year.

(c) Subject to Subsection 6(b) above, dividends and distributions may be declared and paid on Common Stock from funds lawfully available therefor as and when determined by the Board of Directors of the Corporation; provided, however, that when and as dividends and distributions are declared and paid on shares of Common Stock, the Corporation shall declare and pay at the same time to each holder of Preferred Stock, in addition to that which may be paid to satisfy the conditions set forth in Subsection 6(b) above, a dividend or distribution equal to the dividend or distribution which would have been payable to such holder if the shares of Preferred Stock held by such holder had been converted into Common Stock on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution.

(d) No dividends or distributions shall be declared or paid on the Common Stock or Preferred Stock except as set forth in this Section 6.

(e) As used herein, “distribution” means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of Common Stock) or the purchase of shares of capital stock of the Corporation for cash or property.

(f) The prohibition on payment of dividends and other distributions set forth in Subsection 6(d) above shall not apply to:

(i) Dividends payable solely in the Common Stock of the Corporation approved by the board of directors (including each of the Preferred Directors);

(ii) Acquisitions of Common Stock by the Corporation at a price not greater than the amount paid by service providers for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, so long as such acquisition is approved by the board of directors (including each of the Preferred Directors);

(iii) Acquisitions of Common Stock by the Corporation pursuant to its right of repurchase set forth in the Stock Repurchase Agreement, dated as of May 25, 2001, among the Corporation, Michael D. Hooven and Susan Spies;

(iv) Acquisitions of stock in exercise of the Corporation’s right of first refusal upon a proposed transfer approved by the board of directors (including each of the Preferred Directors); or

(v) A distribution pursuant to Section 1 above.

Section 7. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

Section 8. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the shares of Common Stock.

Section 9. Notices. All notices and other communications to any party required or permitted to be sent pursuant to this Article IV (collectively, “Notices”) shall be contained in a written instrument addressed to such party at such party’s address as it appears on the books of the Corporation and shall be deemed given (a) when delivered in person or duly sent by fax showing confirmation of receipt, (b) five (5) days after being duly sent by first class mail, postage prepaid (other than in the case of Notices to or from any non-U.S. resident, which Notices must be sent in the manner specified in clause (a) or (c)), or (c) two (2) days after being duly sent by DHL, Fedex or other recognized express international courier service.